CUSIP No. G4923T105	SCHEDULE 13G	Page 12 of 12 Pages

EXHIBIT A: Joint Filing Agreement

The undersigned acknowledge and agree that the Schedule 13G with respect to beneficial ownership by the undersigned of Class A ordinary shares, par value $0.0001, and Class B ordinary shares, par value $0.0001, of Investcorp Europe Acquisition Corp. I filed on or about the date hereof is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to such Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning each such person or entity contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person or entity knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which counterparts taken together shall constitute one and the same instrument.

Europe Acquisition Holdings Limited

By:	/s/ Rohit Nanda
Name:	Rohit Nanda
Title:	Director

Investcorp European Acquisition Splitter Limited

By:	/s/ Sadeq Habib
Name:	Sadeq Habib
Title:	Director

Investcorp Cayman Holdings Limited

By:	/s/ Craig Sinfield-Hain
Name:	Craig Sinfield-Hain
Title:	Director of corporate director, Investcorp Corporate Services Limited

Investcorp S.A.

By:	/s/ Jan Erik Back
Name:	Jan Erik Back
Title:	Director

Investcorp Holdings Limited

By:	/s/ Jan Erik Back
Name:	Jan Erik Back
Title:	Authorized Signatory

SIPCO Holdings Limited

By:	/s/ Jan Erik Back
Name:	Jan Erik Back
Title:	Director